Exhibit 23.6

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors and Stockholders

American Residential Properties, Inc.

We hereby consent to the incorporation of our report dated April 15, 2013 with respect to the statement of revenues and certain operating expenses for the year ended December 31, 2012 of the Wymont Arizona Properties of American Residential Properties, Inc. in the registration statement on Form S-11 (Registration No. 333-187450) filed with the Securities and Exchange Commission by American Residential Properties, Inc. under the Securities Act of 1933. We further consent to the reference to our firm under the heading “Experts” in the registration statement.

/s/ EKS&H LLLP

Denver, Colorado

April 18, 2013